NUMBER    VOID AFTER 5:00 P.M. MOUNTAIN TIME ___________, 2005   WARRANTS
                        n-GEN SOLUTIONS.COM, INC.
________  Incorporated Under the Laws of the State of Delaware  _________
                           WARRANT CERTIFICATE
                                                       CUSIP __________

                                                        SEE REVERSE
                                                FOR CERTAIN DEFINITIONS



This Warrant Certificate certifies that



or registered assigns (the "Warrant Holder"), is the registered owner of the above indicated number of Warrants expiring on April ___, 2005 ("Expiration Date"). One Warrant entitles the Warrant Holder to purchase one share of Common stock, $0.0001 par value ("Share") from n-Gen Solutions.Com, Inc., a Delaware corporation ("Company"), at a purchase price of $5.50 per share of Common Stock ("Exercise Price"), commencing on __________, and terminating on the Expiration Date ("Exercise Period") upon surrender of this Warrant Certificate with the exercise form hereon duly completed and executed with payments of the Exercise Price at the office of Corporate Stock Transfer, Inc., Denver, Colorado ("Warrant
Agent"), but only subject to the conditions set forth herein and in a Warrant Agreement dated as of April ___, 2000 ("Warrant Agreement") between the Company and the Warrant Agent. The Exercise Price, the number of shares purchasable upon exercise of each Warrant, the number of Warrants outstanding and the Expiration Date are subject to adjustments upon the occurrence of certain events. The Warrant Holder may exercise all or any number of Warrants. Reference hereby is made to the provisions on the reverse side of this Warrant Certificate and to the provisions of the Warrant Agreement, all of which are incorporated by reference in and made a part of this Warrant Certificate and shall for all purposes have the same effect as though fully set forth as this place.

     Upon the presentment for transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like terms and evidencing in the aggregate a like number of Warrants, subject to any adjustments made in accordance with the provisions of the Warrant Agreement, shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, upon payment of $5.50 per Warrant Certificate and any tax or governmental charge impaired in connection with such transfer.

     The Warrant Holder of the Warrants evidenced by this Warrant Certificate may exercise all or any whole number of such Warrants during the period and in the manner stated herein. The Exercise Price shall be payable in lawful money of the United States of America and in cash or by certified or bank cashier's check or bank draft payable to the order of the Company. If upon exercise of any Warrants evidenced by this Warrant Certificate the number of Warrants exercised shall be less than the total number of Warrants so evidenced, there shall be issued to the Warrant Holder a New Warrant Certificate evidencing the number of Warrants as so exercised.

     Subject to the following paragraph, no Warrant may be exercised after 5:00 p.m. Mountain Time on the Expiration Date and any Warrant not exercised by such time shall become void, unless extended by the Company.


                               Exhibit 4.6

     Commencing after the Effective Date of the Company's prospectus the Warrants are subject to redemption by the Company at $.05 per Warrant on 30 days' prior written notice if the closing bid price for the Company's Common Stock, as reported on the Nasdaq Small Cap Market ("Nasdaq"), or the closing sale price as reported on a national or regional securities exchange, as applicable, for 30 consecutive trading days ending within 15 days of the notice of redemption of the Warrants, averages at least $10.00. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Warrants at the time of redemption of the Warrants. Prior to the first anniversary of the Effective Date, the Warrants will not be redeemable by the Company without the written consent of the Representative.

     This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its Chief Executive Officer and by its Secretary, made by a facsimile of his signature, and has caused a facsimile of its corporate seal to be imprinted hereon.


Dated:

__________________________
Michael V. Schranz,
Secretary

CORPORATE SEAL

__________________________
Robert D. Arnold,
Chief Executive Officer

COUNTERSIGNED AND REGISTERED:

Corporate Stock Transfer, Inc.
______________________
Denver, Colorado 80201

By:___________________________________
   Warrant Agent Authorized Signature